Exhibit 4.2
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following summary describes the material terms of the common stock, par value $0.0001 per share, of IPG Photonics Corporation (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This is intended as a summary only and is not complete. The summary is qualified by reference to applicable Delaware law, our certificate of incorporation, as amended (“Certificate of Incorporation”) and our amended and restated by-laws (“By-laws”). For a complete description of our common stock, we refer you to our Certificate of Incorporation and Bylaws, which have been filed with the Securities Exchange Commission and are incorporated by reference as exhibits to this Annual Report on Form 10-K.
DESCRIPTION OF COMMON STOCK
Authorized Shares. We are authorized to issue 175,000,000 shares of common stock, par value $ 0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.
Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights.
Dividend Rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.
Liquidation Rights. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.
Other Rights and Preferences.
Holders of our common stock have no preemptive, subscription, redemption or conversion rights.
There are no sinking fund provisions applicable to our common stock.
There are no restrictions on transfer of our common stock, except as required by law.
Our By-laws contain “proxy access” provisions, which give an eligible stockholder (or group of up to 20 such stockholders) owning three percent or more of our outstanding shares of common stock continuously for at least three years the right to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the number of directors up for election, provided that the stockholders and nominees satisfy the requirements specified in the By-laws. To be timely, any nomination notice must be delivered to our secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company issued its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if the annual meeting is more than 30 days before or after such anniversary date of the prior year’s meeting, or if no annual meeting was held in the preceding year, to be timely the nomination notice must be received at the principal executive offices of the Company no earlier than 150 days before such annual meeting and no later than the later of 120 days before such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.
Certain Anti-Takeover Provisions
Our Certificate of Incorporation and our By-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Further, these provisions protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may otherwise be unfair to our stockholders. These provisions include the items described below.

Board Composition and Filling Vacancies. Our directors are currently elected annually with terms expiring at the next annual meeting of stockholders following their election or appointment. In accordance with our Certificate of Incorporation, after Dr. Valentin P. Gapontsev, our Chief Executive Officer and Chairman of our Board of Directors (together with his affiliates and associates), ceases to beneficially own 25% or more of the total voting power of the outstanding shares of all classes of stock entitled to vote generally for the election of our directors, our directors, other than those elected by any preferred stockholders, will be divided into three classes serving staggered three-year terms, with one class being elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that, after Dr. Gapontsev (together with his affiliates and associates) ceases to beneficially own 25% or more of the total voting power, directors may be removed only for cause by the affirmative vote of the holders of a majority in voting power of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may be filled by the affirmative vote of a majority of our directors then in office even if such majority is less than a quorum.
No Written Consent of Stockholders. Our Certificate of Incorporation provides that stockholders may take written action by written consent in lieu of a meeting. After Dr. Gapontsev (together with his affiliates and associates) ceases to beneficially own 25% or more of the total voting power of the outstanding shares of all classes of stock entitled to vote generally for the election of our directors, stockholders may not take any action by written consent in lieu of a meeting. This provision may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our By-laws or removal of directors by our stockholders without a meeting of stockholders.
Meetings of Stockholders. Our Certificate of Incorporation and our By-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Certificate of Incorporation and our By-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our By-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our By-laws also specify the form and content of a shareholder’s notice. These provisions may impede the stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendment to By-laws and Certificate of Incorporation. As required by the Delaware General Corporation Law, any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, thereafter be approved by 66 2/3% of the outstanding shares of our capital stock entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our By-laws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the By-laws, or by the affirmative vote of at least 66 2/3% of the outstanding shares of our capital stock entitled to vote on the amendment.
Undesignated Preferred Stock. Our Certificate of Incorporation provides for 5,000,000 authorized shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to, or discourage an attempt to, obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock.
Section 203 of the Delaware General Corporation Law. We have expressly elected in Article XI of our Certificate of Incorporation not to be subject to Section 203 until such time as Dr. Gapontsev (together with his affiliates and associates) ceases to beneficially own 25% or more of the total voting power of our outstanding shares. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder, unless the business combination or transaction in which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and some employee stock plans; or

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at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “IPGP.”
Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021.